EXHIBIT 2.02

5188 Western Way Perris CA USA 92571 Tel: 951-657-8832 Fax: 951-657-8817

December 14, 2011

De Joya Griffith & Company, LLC
2580 Anthem Village Drive
Henderson, NV 89052

Mr. Arthur De Joya,

The Board of Directors of Aquentium has decided to change accounting firms effective today.  We thank you for your many years of service and extend our best wishes to you and your staff for continued success with your accounting business.

Sincerely,

Mark Taggatz
Chairman